Exhibit 99.1

Control4 Reports Record Revenue and Net Income for Fiscal Year 2018

SALT LAKE CITY — February 4, 2019 4:05 PM EST — Control4 Corporation (NASDAQ: CTRL), a leading global provider of smart-home and networking solutions, today announced financial results for its fourth quarter ended December 31, 2018.

Revenue for the fourth quarter of 2018 was $72.5 million, compared to revenue of $68.1 million for the fourth quarter of 2017, representing quarterly year-over-year growth of 6%. Total revenue for the year ended December 31, 2018 grew 12% year-over-year, from $244.2 million to $272.5 million.

Net Income on a GAAP basis for the fourth quarter of 2018 was $30.5 million, or $1.11 per diluted share, compared to Net Income in the fourth quarter of 2017 of $5.9 million, or $0.21 per diluted share. Net Income in the fourth quarter of 2018 included an incremental one-time non-cash tax benefit of $23.4 million, or $0.85 per diluted share resulting from the release of a previously recorded valuation allowance on deferred tax assets. Net Income for the year ended December 31, 2018 was $43.8 million, or $1.60 per diluted share, compared to Net Income of $15.5 million, or $0.58 per diluted share, for the year ended December 31, 2017.

Non-GAAP Net Income for the fourth quarter of 2018 was $12.0 million, or $0.44 per diluted share, compared to Non-GAAP Net Income in the fourth quarter of 2017 of $10.9 million, or $0.39 per diluted share. Non-GAAP Net Income for the year ended December 31, 2018 was $39.7 million, or $1.45 per diluted share, compared to Non-GAAP Net Income of $31.6 million, or $1.18 per diluted share, for the year ended December 31, 2017.  A reconciliation of GAAP to non-GAAP financial information is contained in the attached tables.

Unrestricted cash and net investments increased to $93.3 million as of December 31, 2018, compared to $91.2 million as of September 30, 2018 and $86.0 million as of December 31, 2017.  Primary contributors to our cash flows during the fourth quarter of 2018 included, cash flows from operations of $13.0 million, $7.9M used to repurchase 337,264 shares of Control4 stock on the open market, and purchases of $2.4 million of capital assets.

“Overall 2018 was a strong performance year for Control4. During the second half we navigated several external economic and geo-political conditions impacting many businesses and consumers,” said Martin Plaehn, chairman and chief executive officer of Control4. “With these external factors continuing, we enter 2019 with a strong self-sufficient financial profile and cohesive team.  We are excited about our product portfolio and broad global channel, and we have new investments well underway related to our product development and channel strengthening initiatives”.

Commenting on the company’s financial results, Mark Novakovich, chief financial officer of Control4, added: “We delivered record results for 2018, including revenue and net income.  Fueled by consistently improving cross-company performance, our full-year 2018 Non-GAAP Net Income grew by 26%, year over year, reflecting the operational improvements we made throughout the year and delivering on our commitment to achieve sustainable, profitable growth to enhance long-term shareholder value.”

Control4 Announces Fourth Quarter 2018 Financial Results

Accounting for Deferred Tax Assets

Each reporting period since recording the valuation allowance Control4 has considered all available positive and negative information including past operating results, forecasts of future market growth, forecasted earnings, future taxable income and prudent tax planning strategies to determine the Company’s ability to recover all of its deferred tax assets.  Based on the consideration of these and other factors during the fourth quarter of 2018, the Company released the full valuation allowance against its deferred tax assets and as a result, the Company recorded a one-time non-cash tax benefit of $23.4 million.

The Company’s balance sheet reflects deferred tax assets resulting from net operating loss credit carryforwards and other tax credits of approximately $23 million which will be used to offset future U.S. federal income tax obligations.  Until these deferred tax assets are fully utilized, Control4 will not be a payer of U.S. Federal Income Taxes.  As a result, the Company does not anticipate any significant change to its cash tax rate in 2019 compared to 2018.  For GAAP reporting, on a percentage basis, the Company currently estimates its effective tax rate percentage to be in the high-20s for calendar 2019.

Q1 and 2019 Guidance

Control4 expects revenue in the first quarter of 2019, which is the seasonally low quarter each year, to be between $61.0 million and $63.0 million.  Due to the ISE tradeshow marketing and associated sales expenses that occur in each Q1, the Company expects non-GAAP Operating Income and non-GAAP Net Income for the first quarter of 2019 to be between $2.3 million and $3.3 million and $2.1 million and $3.0 million, respectively.  Also, based on an expected 27.2 million weighted average shares outstanding (diluted), the Company expects non-GAAP earnings per diluted share to be between $0.08 and $0.11.

For the full year 2019, Control4 expects revenue to be between $295 million and $301 million and our Non-GAAP Operating Income and non-GAAP Net Income to be between $37.3 million and $39.3 million and $32.5 million and $34.5 million, respectively.  Also, based on an expected 27.6 million weighted average shares outstanding (diluted), Control4 expects non-GAAP earnings per diluted share to be between $1.18 and $1.25.

Control4 does not provide guidance on GAAP Net Income because certain non-GAAP adjustments are inherently difficult to forecast, whereas others relate to the amortization or expensing of items tied to historical events.  The following table highlights our estimates of non-GAAP stock-based compensation and the amortization of intangible assets reflected in our non-GAAP net income guidance for the first quarter of 2019:

Expense ($ mm)	1Q 2019
Stock-based compensation expense	4.4
Amortization of intangible assets	1.4
Total	5.8

Additional Financial and Operational Metrics

Revenue ($ mm)	4Q 2018	3Q 2018	4Q 2017
North America Core Revenue(1)	54.4	54.0	51.8
International Core Revenue	17.5	15.8	14.6
Other Revenue(2)	0.6	1.8	1.7
Total Revenue	72.5	71.6	68.1

(1) We refer to revenue from sales of our products through our dealers, distributors and retailers as our Core revenue, exclusive of revenue from hospitality projects, such as installations in hotels

(2) Primarily consists of Hospitality Revenue

	4Q 2018	3Q 2018	4Q 2017
Dealer Adds(2)
North America	87	90	75
International	50	59	57
Total Dealer Adds	137	149	132

Active Dealers(3), (4)
North America	3,264	3,217	3,057
International	1,238	1,226	1,169
Total Active Dealers	4,502	4,443	4,226

Total Dealers(3)
North America	3,402	3,356	3,174
International	1,479	1,462	1,315
Total Dealers	4,881	4,818	4,489

Controller Shipments	31,010	31,017	30,083

(3) These dealer figures only include dealers authorized to sell and install the full Control4 line of products and exclude approximately 980 active dealers that are currently authorized to sell only the Pakedge and or Triad brand of products.

(4) We define an active, authorized dealer (“active dealer”) as one that has placed an order with us in the trailing 12-month period.

Conference Call

On February 4, 2019, Control4 Corporation (NASDAQ: CTRL) will host an investor conference call and will webcast the event beginning at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time).

To access the conference call, dial 323-794-2423 or 800-289-0438 (toll free) and enter passcode 2613137.  The webcast and replay will be accessible on Control4’s investor relations website at http://investor.control4.com/.  A replay of the conference call will be available within two hours of the conclusion of the conference through February 18, 2019.  To access the replay, please dial 719-457-0820 or 888-203-1112 and enter passcode 2613137.

About Control4

Control4 [NASDAQ: CTRL] is a leading global provider of automation and networking systems for homes and businesses, offering personalized control of lighting, music, video, comfort, security, communications, and more into a unified smart home system that enhances the daily lives of its consumers. Control4 unlocks the potential of connected devices, making networks more robust, entertainment systems easier to use, homes more comfortable and energy efficient, and provides families more peace of mind. Today, every home and business needs automation horsepower and a high-performance network to manage the increasing number of connected devices. The Control4 platform interoperates with more than 13,000 third-party consumer electronics products, ensuring an ever-expanding ecosystem of devices will work together. Control4 is now available in over 100 countries. Leveraging a professional channel that includes over 5,800 custom integrators, retailers, and distributors authorized to sell Control4 products, Pakedge networking solutions and Triad speakers, Control4 is delivering intelligent solutions for consumers, major consumer electronics companies, hotels, and businesses around the world.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding Control4’s possible future products and financial outlook. All statements other than statements of historical fact contained in this press release are forward-looking statements. These forward-looking statements are made as of the date they were first issued, and were based on the then-current expectations, estimates, forecasts, and projections, as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Control4’s control. Control4’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in Control4’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission, as well as other documents that may be filed by the company from time to time with the Securities and Exchange Commission. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent Control4’s views as of the date of this press release. The company anticipates that subsequent events and developments may cause its views to change. Control4 has no intention and undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing Control4’s views as of any date subsequent to the date of this press release.

Copyright ©2019, Control4 Corporation. All rights reserved. Control4, the Control4 logo, the 4-ball logo, Pakedge and Triad are registered trademarks or trademarks of Control4 Corporation in the United States and/or other countries. All other names and brands may be claimed as the property of their respective owners. All specifications subject to change without notice.

Non-GAAP Financial Measures

Control4’s stated results include certain non-GAAP financial measures, including non-GAAP gross margin, non-GAAP gross margin percentage, non-GAAP income (loss) from operations, non-GAAP operating income percentage, non-GAAP net income (loss), and non-GAAP net income (loss) per diluted share. Non-GAAP gross margin excludes non-cash expenses related to stock-based compensation, amortization of intangible assets, and acquisition-related costs. Finally, we have excluded the one-time financial impact of the Tax Act, release of valuation allowance against U.S. deferred tax assets, as well as adjustments to deferred tax assets resulting from a non-cash write-off of an intra-entity transfer of intangible assets from non-GAAO net income.

Management believes that it is useful to exclude stock-based compensation expense because the amount of such expense in any specific period may not directly correlate to the underlying performance of the business operations.

The Company has recently completed acquisitions that resulted in operating expenses that would not have otherwise been incurred. Management has provided supplementary non-GAAP financial measures, which exclude acquisition-related expense items, to allow more accurate comparisons of the financial results to historical operations, forward-looking guidance and the financial results of less acquisitive peer companies. Management considers these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of the company’s control. Furthermore, the company does not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from the non-GAAP measures, management is better able to evaluate the ability to utilize its existing assets and estimate the long-term value that acquired assets will generate. The company believes that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs are included in the following categories: (i) professional service fees, recorded in operating expenses, which include third-party costs related to the acquisition, and legal and other professional service fees associated with diligence, entity formation, and corporate structuring, disputes and regulatory matters related to acquired entities; (ii) transition and integration costs, recorded in operating expenses, which include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services provided by third parties; and (iii) acquisition-related adjustments which include adjustments to acquisition-related items such as being required to record acquired inventory at its fair value, resulting in a step-up in the inventory value, and having to reverse part of our valuation allowance in order to offset the deferred tax liability that was recorded based on differences between the book and tax basis of assets acquired and liabilities assumed. The step-up in inventory is recorded through cost of goods sold when the inventory is sold, resulting in a negative impact to our gross margin. Although these expenses are not recurring with respect to past acquisitions, the company will generally incur these expenses in connection with any future acquisitions.

The Company excludes the amortization of acquired intangible assets from non-GAAP measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired. Although the company excludes amortization of acquired intangible assets from non-GAAP measures, management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Finally, the Company’s Non-GAAP results also exclude the one-time financial impact of the Tax Act, release of a valuation allowance against U.S. deferred tax assets, as well as adjustments to deferred tax assets resulting from a non-cash write-off of an intra-entity transfer of intangible assets. This is consistent with our practice of excluding large, one-time items in non-GAAP results.

Management believes these adjustments provide useful comparative information to investors. Non-GAAP results are presented for supplemental informational purposes only for understanding the operating results. The non-GAAP results should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in the industry, as other companies in the industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Management urges investors to review the reconciliation of non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate the business.

CONTACT:

Investor Relations

Lauren Sloane

The Blueshirt Group

Tel: +1 415-217-2632

lauren@blueshirtgroup.com

Source: Control4

CONTROL4 CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$40,395	$29,761
Restricted cash	259	273
Short-term investments	52,794	44,057
Accounts receivable, net	33,016	29,925
Inventories	42,684	37,171
Prepaid expenses and other current assets	6,100	4,369
Total current assets	175,248	145,556
Property and equipment, net	9,663	7,337
Long-term investments	—	12,038
Intangible assets, net	20,651	26,081
Goodwill	21,530	21,867
Other assets	25,456	1,618
Total assets	$252,548	$214,497
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$26,213	$25,654
Accrued liabilities	9,142	10,835
Current portion of deferred revenue	5,507	4,538
Total current liabilities	40,862	41,027
Other long-term liabilities	5,339	3,942
Total liabilities	46,201	44,969
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.0001 par value; 500,000,000 shares authorized; 26,516,912 and 25,832,895 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	3	3
Additional paid-in capital	235,529	242,281
Accumulated deficit	(28,385)	(72,225)
Accumulated other comprehensive loss	(800)	(531)
Total stockholders’ equity	206,347	169,528
Total liabilities and stockholders’ equity	$252,548	$214,497

CONTROL4 CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Revenue	$72,487	$68,132	$272,458	$244,175
Cost of revenue	34,695	33,658	130,455	120,230
Gross margin	37,792	34,474	142,003	123,945
Operating expenses:
Research and development	11,010	10,392	43,605	40,638
Sales and marketing	12,226	11,743	50,834	47,825
General and administrative	6,865	5,513	26,399	21,926
Total operating expenses	30,101	27,648	120,838	110,389
Income from operations	7,691	6,826	21,165	13,556
Other income (expense), net:
Interest, net	403	185	1,222	409
Other income (expense), net:	(674)	(261)	(1,538)	(78)
Total other income (expense), net	(271)	(76)	(316)	331
Income before income taxes	7,420	6,750	20,849	13,887
Income tax expense (benefit)	(23,103)	891	(22,991)	(1,568)
Net income	$30,523	$5,859	$43,840	$15,455
Net income per common share:
Basic	$1.15	$0.23	$1.67	$0.62
Diluted	$1.11	$0.21	$1.60	$0.58
Weighted-average number of shares:
Basic	26,591	25,550	26,235	24,803
Diluted	27,467	27,911	27,484	26,775

Stock-based compensation included in the consolidated statement of operations data:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Cost of revenue	$65	$66	$247	$251
Research and development	1,146	1,032	4,379	4,242
Sales and marketing	893	831	3,770	3,662
General and administrative	1,322	985	5,115	3,950
Total stock-based compensation expense	$3,426	$2,914	$13,511	$12,105

CONTROL4 CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2018	2017
	(unaudited)
Operating activities
Net income	$43,840	$15,455
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	3,946	3,686
Amortization of intangible assets	5,464	5,212
Loss on disposal of fixed assets	5	1
Provision for doubtful accounts	839	815
Investment discount and premium amortization	(534)	(109)
Release of valuation allowance	(23,435)	—
Stock-based compensation	13,511	12,105
Tax benefit from business acquisition	—	(2,257)
Deferred tax asset adjustment	—	767
Changes in assets and liabilities:
Accounts receivable, net	(4,503)	(5,116)
Inventories	(6,341)	(9,324)
Prepaid expenses and other current assets	(1,729)	(593)
Other assets	(450)	(201)
Accounts payable	1,940	6,370
Accrued liabilities	(67)	(441)
Deferred revenue	1,086	1,213
Other long-term liabilities	1,378	(156)
Net cash provided by operating activities	34,950	27,427
Investing activities
Purchases of available-for-sale investments	(62,603)	(76,796)
Proceeds from sales of available-for-sale investments	3,800	3,955
Proceeds from maturities of available-for-sale investments	62,650	43,780
Purchases of property and equipment	(6,288)	(3,952)
Business acquisitions, net of cash acquired	(1,411)	(9,258)
Net cash used in investing activities	(3,852)	(42,271)
Financing activities
Proceeds from exercise of options for common stock	10,976	16,959
Payments for withholding taxes related to net share settlement of equity awards	(7,367)	(5,534)
Repurchase of common stock	(23,872)	(1,821)
Payment of debt issuance costs	(113)	—
Net cash (used in) provided by financing activities	(20,376)	9,604
Effect of exchange rate changes on cash and cash equivalents	(102)	214
Net change in cash and cash equivalents	10,620	(5,026)
Unrestricted and restricted cash and cash equivalents at beginning of period	30,034	35,060
Unrestricted and restricted cash and cash equivalents at end of period	$40,654	$30,034
Supplemental disclosure of cash flow information
Cash paid for interest	$145	$57
Cash paid for taxes	1,159	1,292
Supplemental schedule of non-cash investing and financing activities
Business acquisitions holdback liability	—	1,414
Purchases of property and equipment financed by accounts payable	400	351
Net unrealized gains (losses) on available-for-sale investments	12	(47)

CONTROL4 CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(in thousands, except percentages and per share data)
Reconciliation of Gross Margin to Non-GAAP Gross Margin:
Gross margin	$37,792	$34,474	$142,003	$123,945
Stock-based compensation expense in cost of revenue	65	66	247	251
Amortization of intangible assets in cost of revenue	664	797	3,397	3,164
Acquisition-related costs in cost of revenue	—	63	—	228
Non-GAAP gross margin	$38,521	$35,400	$145,647	$127,588
Revenue	$72,487	$68,132	$272,458	$244,175
Gross margin percentage	52.1%	50.6%	52.1%	50.8%
Non-GAAP gross margin percentage	53.1%	52.0%	53.5%	52.3%

Reconciliation of Income (Loss) from Operations to Non-GAAP Income (Loss) from Operations:
Income (loss) from operations	$7,691	$6,826	$21,165	$13,556
Stock-based compensation expense	3,426	2,914	13,511	12,105
Amortization of intangible assets	1,178	1,327	5,464	5,212
Acquisition-related costs	350	89	366	535
Non-GAAP income (loss) from operations	$12,645	$11,156	$40,506	$31,408
Revenue	$72,487	$68,132	$272,458	$244,175
Operating margin percentage	10.6%	10.0%	7.8%	5.6%
Non-GAAP operating margin percentage	17.4%	16.4%	14.9%	12.9%

Reconciliation of Net Income (Loss) to Non-GAAP Net Income (Loss):
Net income (loss)	$30,523	$5,859	$43,840	$15,455
Stock-based compensation expense	3,426	2,914	13,511	12,105
Amortization of intangible assets	1,178	1,327	5,464	5,212
Acquisition-related costs	350	247	366	(1,722)
Release of valuation allowance	(23,435)	—	(23,435)	—
Impact of the Tax Act	—	(223)	—	(223)
Deferred tax asset adjustment	—	767	—	767
Non-GAAP net income (loss) (1)	$12,042	$10,891	$39,746	$31,594
Non-GAAP net income (loss) (1) per common share:
Basic	$0.45	$0.43	$1.51	$1.27
Diluted	$0.44	$0.39	$1.45	$1.18
Weighted-average number of shares:
Basic	26,591	25,550	26,235	24,803
Diluted	27,467	27,911	27,484	26,775

(1) Excludes the calculated effect of non-GAAP adjustments on income tax expense of $27.1 million and $27.9 million for the three-month period and year ended December 31, 2018, respectively.